Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

ASIAINFO HOLDINGS, INC.

AsiaInfo Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

1. The Corporation’s Board of Directors has duly adopted the following resolution setting forth the proposed amendment to the Corporation’s Certificate of Incorporation previously filed on June 8, 1998, and was amended on each of August 27, 1999 and November 15, 2000, as corrected on January 31, 2001 (the “Amended Certificate”):

RESOLVED, that Article FIRST of the Amended Certificate is hereby amended and restated in its entirety to read as follows:

“The name of the corporation is AsiaInfo-Linkage, Inc. (the “Corporation”).”

2. The foregoing amendment to the Amended Certificate has been duly approved by the Corporation’s Board of Directors.

3. The foregoing amendment to the Amended Certificate has been duly approved by the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law.

The undersigned declares that, under penalty of perjury under the laws of the State of Delaware, the matters set forth in this Certificate of Amendment are true of his own knowledge.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 1st day of July, 2010.

ASIAINFO HOLDINGS, INC.

By:	/s/ Steve Zhang
Steve Zhang, President and CEO